Exhibit 1.5
AMENDMENT NO. 2 TO AT MARKET ISSUANCE SALES AGREEMENT

This Amendment No. 2, dated as of July 12, 2024 (“Amendment No. 2”), to the At Market Issuance Sales Agreement, dated as of December 14, 2023 (the “Original Agreement”), as amended by Amendment No. 1 thereto, dated as of February 13, 2024 (together with the Original Agreement, the “Agreement”), is made between SEANERGY MARITIME HOLDINGS CORP., of the Republic of the Marshall Islands (the “Company”); and  B. RILEY SECURITIES, INC., of 299 Park Avenue, 21st Floor, New York, New York 10171 (the “Agent”).  Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

WHEREAS, the Company filed a registration statement on Form F-3 (No. 333-257693) with the United States Securities and Exchange Commission (the “SEC”) that was declared effective by the SEC on July 13, 2021 (the “Original Shelf”) and a related prospectus supplement dated December 14, 2023 to register the issuance and sale of Placement Shares, from time to time by the Company pursuant to the Agreement, and the Original Shelf will expire on July 13, 2024.

WHEREAS, the Company intends to file a replacement shelf registration statement on Form F-3  with the SEC to replace the Original Shelf (the “New Shelf”), which shall include an ATM prospectus supplement relating to the Agreement, and the Company and the Agent wish to enter into Amendment No. 2 to the Agreement in connection with the filing of the New Shelf.

WHEREAS, pursuant to Section 17 of the Agreement, the Agreement may not be amended except pursuant to a written instrument executed by the Company and the Agent.

NOW THEREFORE, in consideration of the foregoing, and the covenants and agreements herein contained, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	The first sentence of the second paragraph of Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

“ The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement on Form F-3 (No. 333-          ), including a related base prospectus relating to the Placement Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”). ”

2.	The Company agrees to reimburse legal fees and expenses incurred by the Agent in connection with the transactions contemplated hereby in an amount not to exceed $15,000.

3.
Except as provided hereinabove, the terms and conditions of the Agreement shall remain unchanged and in full force and effect. Section 18 of the Agreement shall apply to this Amendment No. 2 as if it was expressly incorporated in it.

4.
This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile transmission or email of a .pdf attachment.

IN WITNESS WHEREOF the undersigned have executed this agreement as of the date first above written.

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name:	Stamatios Tsantanis
Title:	Director/CEO/Chairman

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:	Co-Head of Investment Banking